Exhibit 99.1

FOR IMMEDIATE RELEASE

INFINITY ANNOUNCES FOURTH QUARTER AND YEAR END 2006 RESULTS

— Company Forecasts Strong Financial Position and Broad Clinical Trial Expansion of IPI-504, Infinity’s Lead Drug Candidate —

CAMBRIDGE, Mass. – February 07, 2007 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today announced results for the quarter and year ended December 31, 2006, company highlights, and goals for 2007.

Key 2006 highlights included:

•	Evidence of biological activity of IPI-504, Infinity’s lead anticancer agent, in a Phase I clinical trial in patients with gastrointestinal stromal tumors (GIST)

•	Establishment of a worldwide collaboration with MedImmune, Inc. around Infinity’s two lead programs, inhibitors of heat shock protein 90 (Hsp90) and the Hedgehog cell-signaling pathway

•	Establishment of a worldwide collaboration with Novartis on Infinity’s Bcl-2 inhibitor program

•	Extension of a license agreement by Amgen for non-exclusive access to Infinity’s collection of diverse, natural product-like compounds

•	Completion of a reverse merger with Discovery Partners International, Inc., providing Infinity with approximately $78 million in net cash and a public listing on NASDAQ under the ticker symbol “INFI”

•	Cash balance sufficient to support Infinity’s current operating plan at least through December 31, 2009 in the absence of any new business development opportunities or financings

•	Julian Adams, Ph.D. appointed President of Infinity and awarded the 25th Annual American Association for Cancer Research (AACR)-Bruce F. Cain Memorial Award

“Infinity made great progress in 2006, having evolved into a clinical-stage company with promising evidence of biological activity with our lead anticancer agent, established a strong financial profile, and entered global alliances with MedImmune and Novartis,” said Steven H. Holtzman, Chief Executive Officer of Infinity. “As is evident in the goals we have set for ourselves, we anticipate substantial progress in our product pipeline and continued financial strength, which we hope will create long-term value for both patients and shareholders of Infinity.”

In November 2006, Infinity and MedImmune announced promising preliminary data from an open-label Phase I study of IPI-504, a small molecule inhibitor of Hsp90, in patients with Gleevec®-resistant metastatic GIST. Based on the observed evidence of biological activity and IPI-504’s observed tolerability to date, Infinity and MedImmune have expanded this study to add a second schedule of administration. The first patient on the second dose administration schedule was enrolled in December 2006. Infinity has also announced plans to initiate a Phase I/II trial of IPI-504 as a single agent in patients with advanced non-small cell lung cancer (NSCLC) in the first half of 2007.

“The evidence of biological activity for IPI-504 in the Phase I trial in patients with GIST was a significant milestone for Infinity and encourages us to advance IPI-504 into a broad range of Phase I and II clinical trials this year,” added Julian Adams, Ph.D., President and Chief Scientific Officer of Infinity. “Infinity will continue to focus on moving compounds rapidly into and through the clinic in an effort to develop novel therapies for patients.”

Infinity recently announced the following 2007 goals relating to its product pipeline:

•	Initiate a Phase I/II trial of IPI-504 in patients with NSCLC

•	Complete the Phase I trial of IPI-504 in patients with GIST

•	Progress IPI-504 to one or more Phase II trials

•	Initiate one or more studies of IPI-504 in combination with other agents

•	Enter clinical development with an oral formulation of IPI-504

•	Select a clinical candidate for its Hedgehog pathway program

•	Continue to progress on its Bcl-2 program

•	Advance its early discovery programs

2006 Financial Results

On September 12, 2006, Infinity completed its reverse merger with Discovery Partners International, Inc. This transaction is treated for accounting purposes as a reverse asset acquisition and recapitalization. Therefore, the financial information described below reflects the historical results of the pre-merger Infinity and that of the combined company following the merger. This information does not include the historical financial results of Discovery Partners.

On December 31, 2006, Infinity had total cash, cash equivalents, and available-for-sale securities of $101.7 million, after prepayment of approximately $15.9 million to extinguish its outstanding indebtedness to Oxford Finance Corporation and Horizon Technology Funding Company LLC in December 2006. In January 2007, Infinity received $35 million from MedImmune, representing the second tranche of the up-front payment associated with the strategic alliance entered into in August 2006. Infinity is able to spend aggressively toward its research and development programs while managing cash flow by virtue of its cost-sharing agreement with MedImmune on the Hsp90 and Hedgehog programs and the funding of the Bcl-2 program by Novartis. In the absence of any additional financings or business development activities, Infinity anticipates ending 2007 with at least $100 million in cash, cash equivalents, and available-for-sale securities, which is expected to be sufficient to support its current projected operating plan through at least the end of 2009.

Infinity’s net loss for the fourth quarter of 2006 was $5.4 million as compared to a net loss of $9.8 million for the fourth quarter of 2005. For the year ended December 31, 2006, Infinity reported a net loss of $28.4 million as compared to a net loss of $36.4 million for the comparable period in 2005. The improvement in net loss in both periods was primarily driven by an increase in strategic alliance revenue.

Total revenue for the fourth quarter of 2006 was $9.0 million as compared to $0.5 million for the fourth quarter of 2005. For the year ended December 31, 2006, revenue was $18.5 million as compared to $0.5 million for 2005. The increase in revenue for both the quarter and the full year was primarily derived from Infinity’s strategic product alliances with MedImmune and Novartis and the extension of the technology access agreement by Amgen.

Research and development (R&D expense was $9.0 million for the fourth quarter of 2006 as compared to $8.9 million for the fourth quarter of 2005. The year-over-year quarterly comparison reflects an increase in R&D expense associated with personnel-related expenses and an increase in depreciation and asset impairment charges, most of which was offset by MedImmune’s reimbursement of R&D expense. Any amounts Infinity is reimbursed by MedImmune under the cost-sharing provisions of the MedImmune agreement are offset against Infinity’s R&D expense. Infinity’s R&D expense of $9.0 million for the fourth quarter of 2006 reflects total R&D expenditures of $12.0 million less MedImmune’s reimbursement of approximately $3.0 million during the quarter. For the year ended December 31, 2006, Infinity’s R&D expense was $35.8 million as compared to $31.5 million for the previous year. Infinity’s R&D expense of $35.8 million for the full year of 2006 reflects total R&D expenditures of $39.8 million less MedImmune’s reimbursement of approximately $4.0 million during the year. The primary drivers of the increase in R&D expense for the full year of 2006 were an increase in personnel-related expenses and an increase in preclinical and clinical development expenses associated with IPI-504 and the Hedgehog pathway program.

General and administrative expense was $3.7 million for the fourth quarter of 2006 as compared to $1.4 million in the fourth quarter of 2005. For the year ended December 31, 2006, Infinity’s general and administrative expense was $9.5 million as compared to $5.5 million for the previous year. The increase in expenses for both the quarter and the full year reflect higher personnel-related expenses as well as increased expenses related to Infinity’s transition into a public company, including compliance with the Sarbanes-Oxley Act.

Conference Call on Thursday, February 8, 2007 at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Thursday, February 8, 2007 at 8:30 a.m. EST to provide a business update and discuss the quarter and year end results. A live webcast of the conference call can be accessed in the Investor section of Infinity’s website at http://www.ipi.com. Callers may participate in the call by dialing 800-289-0533 (domestic) and 1-913-981-5525 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding future clinical trial activity for IPI-504 in both intravenous and oral form; the collection of additional clinical information on IPI-504; the intended utilization and commercial potential of IPI-504; the ability to name clinical candidates in the company’s research programs; estimates of 2007 financial performance and year-end cash balance; and the expectation that Infinity will have cash to support its current operating plan through at least December 31, 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, be approved for sale in any market or that, if approved, revenue from sales of such product will reach any specific level. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaborations with MedImmune and Novartis; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any products it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included Infinity’s quarterly report on Form 10-Q for the quarter ended September 30, 2006, as filed with the Securities and Exchange Commission on November 9, 2006. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gleevec® is a registered trademark of Novartis Pharmaceuticals Corporation.

INFI-G

Contacts:
Investors: John Evans 617.453.1254 John.Evans@ipi.com	Media: Monique Allaire 617.453.1105 Monique.Allaire@ipi.com

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and available-for-sale securities	$101,696,784	$10,945,928
Other current assets	44,401,769	1,589,515
Property and equipment, net	6,539,930	9,899,657
Other long-term assets	2,009,399	2,016,011

Total assets	$154,647,882	$24,451,111

Current liabilities	$24,834,320	$11,760,785
Deferred revenue, less current portion	64,791,667	—
Debt and other long-term liabilities	2,596,940	2,516,348
Total stockholders’ equity	62,424,955	10,173,978

Total liabilities and stockholders’ equity	$154,647,882	$24,451,111

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Collaborative research and development revenue	$8,959,755	$521,750	$18,494,558	$521,750

Operating expenses:
Research and development	9,022,085	8,924,738	35,792,278	31,459,596
General and administrative	3,652,476	1,422,558	9,464,283	5,530,046

Total operating expenses	12,674,561	10,347,296	45,256,561	36,989,642

Loss from operations	(3,714,806)	(9,825,546)	(26,762,003)	(36,467,892)

Other (expense)/income:
Interest expense	(601,954)	(166,572)	(1,507,102)	(784,290)
Debt extinguishment charge	(1,550,860)	—	(1,550,860)	—
Interest and investment income	1,531,531	167,297	2,459,952	882,954

Total other (expense)/income	(621,283)	725	(598,010)	98,664

Loss before income taxes	(4,336,089)	(9,824,821)	(27,360,013)	(36,369,228)
Income taxes	(1,087,960)	—	(1,087,960)	—

Net loss	($5,424,049)	($9,824,821)	($28,447,973)	($36,369,228)

# # #